Exhibit 99.1

Nephros Reports Second Quarter Financial Results

Product Revenue up 88% over Q2 2018;
Reiterates 2019 Full-Year Revenue Guidance

SOUTH ORANGE, NJ, August 7, 2019 – Nephros, Inc. (OTCQB:NEPH), a commercial stage company that develops and sells high performance water purification products to the medical device and commercial markets, today announced financial results for the three months ended June 30, 2019.

Second Quarter Financial Highlights

●	Product revenue was $2.3 million, up 88% compared with $1.2 million in 2018
●	Net revenue was also $2.3 million, up 69% compared with $1.4 million in 2018.
●	Net loss in the Water Filtration business segment was $0.5 million, an improvement of 8% compared with a net loss of $0.6 million in Q2 2018.
●	Adjusted EBITDA in the Water Filtration business segment was ($0.1) million, an improvement of 62% compared with ($0.3) million in Q2 2018.

“We are very pleased with our second quarter results, as well as our revenues in July, which exceeded $1 million in a single month for the first time in our history,” said Daron Evans, President and CEO of Nephros. “Thanks to our strategic partners and our supportive customers, quarterly revenues have increased an average of 65% for the past 12 quarters. We look forward to launching our pathogen diagnostic product later this year, expanding support of our customer’s efforts to protect their patients from water borne pathogens. We also reaffirm our full-year revenue guidance of $8.5 to 9.5 million.”

Financial Performance for the Quarter Ended June 30, 2019

Net revenue for the quarter ended June 30, 2019 was $2.3 million, compared with $1.4 million in 2018, an increase of 69%. Product revenues represented approximately 99% of net revenues, and increased 88%, from $1.2 million to $2.3 million.

Cost of goods sold for the quarter ended June 30, 2019 was $0.9 million, compared with $0.5 million in 2018, an increase of 76%. Gross margins for the quarter ended June 30, 2019 were 59%, compared with 61% in 2018. Management expects future gross margins to continue in the range of 55% to 60%.

Research and development expenses for the quarter ended June 30, 2019 were $0.8 million, compared with $0.4 million in 2018, an increase of 125%. The increase was driven primarily by investments in a new water diagnostics product, and also by investments in the second-generation HDF product being developed by our SRP subsidiary.

Depreciation and amortization expenses for the quarter ended June 30, 2019 were approximately $48,000, compared with approximately $40,000 in 2018, an increase of 20%. This increase was driven by the acquisition of fixed assets in the recent Biocon transaction.

Selling, general and administrative expenses for the quarter ended June 30, 2019 were $1.4 million, compared with $1.1 million in 2018, an increase of 29%. This growth rate was driven primarily by new headcount to support our increased product revenue.

As of June 30, 2019, we had cash and cash equivalents of approximately $4.3 million.

Adjusted EBITDA Definition and Reconciliation to GAAP Financial Measure

Adjusted EBITDA is calculated by taking net (loss) income calculated in accordance with GAAP and excluding all interest-related expenses and income, tax-related expenses and income, non-recurring expenses and income, and non-cash items, including depreciation and amortization and non-cash compensation. The following table presents Adjusted EBITDA calculations for the second quarter of the 2019 and 2018 fiscal years:

	Three Months Ended June 30,
Water Filtration Business Segment	2019	2018

Net loss	(532)	(578)

Adjustments:
Depreciation of property and equipment	8	7
Amortization of other assets	44	33
Interest expense	46	28
Noncash interest expense	-	-
Interest Income	-	(1)
Change in fair value of contingent consideration	(9)	-
Noncash compensation	150	226
Other noncash items	31	(7)
Sub-Total	(262)	(292)

Non-Recurring Expenses:
Diagnostics Product Development	150	-

Adjusted EBITDA	(112)	(292)

We believe that Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Management does not consider Adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA is that it excludes significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining Adjusted EBITDA. In order to compensate for these limitations, management presents Adjusted EBITDA in connection with net (loss) income, the closest comparable GAAP financial measure. We urge investors to review the reconciliation of Adjusted EBITDA to net (loss) income and not to rely on any single financial measure to evaluate the business.

Conference Call Today at 4:30 p.m. EDT

We will host a conference call today at 4:30 PM ET, during which management will discuss the company’s financial results and provide a general business overview.

Participants may dial into the following number to access the call: 1-866-652-5200. International callers may use +1-412-317-6060. Please ask to be joined into the Nephros conference call. A replay of the call can be accessed until Aug 14, 2019 at 1-877-344-7529 or 1-412-317-0088 for international callers and entering replay access code: 10134030. An audio archive of the call will be available shortly after the call on the Nephros investor relations page at https://www.nephros.com/investor-relations/.

About Nephros

Nephros is a commercial stage company that develops and sells high performance water purification products to the medical device and commercial markets. Nephros ultrafilters are used in hospitals and medical clinics for added protection in retaining bacteria (e.g., Legionella, Pseudomonas) and viruses from water, providing barriers that assist in improving infection control in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the added removal of endotoxins and other biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and patients.

Nephros filters, including AETHER™ brand filters, improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit our website at www.nephros.com. ww.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding our expected revenue and financial performance in 2019, our potential for further growth and our expected growth in medical, commercial and industrial filter sales, our anticipated launch of a new diagnostic product, our sales and marketing plans and strategies for 2019, management’s expectations regarding our future gross margins, our ability to respond to outbreaks in water borne pathogens, anticipated investment in the development of a second-generation HDF system and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third-party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in our reports filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018. We do not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 863-6519

ksmith@pcgadvisory.com

www.pcgadvisory.com

Andy Astor, COO & CFO

Nephros, Inc.

(201) 345-0824

andy@nephros.com

www.nephros.com

NEPHROS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30, 2019	Dec. 31, 2018
ASSETS
Current assets:
Cash	$4,318	$4,581
Accounts receivable, net	1,539	1,452
Inventory, net	2,314	1,864
Prepaid expenses and other current assets	266	276
Total current assets	8,437	8,173
Property and equipment, net	89	91
Operating lease right-of-use assets	1,250	-
Intangible assets, net	569	590
Goodwill	759	748
License and supply agreement, net	871	938
Other assets	39	18
TOTAL ASSETS	$12,014	$10,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Secured revolving credit facility	$1,021	$991
Current portion of secured note payable	203	195
Accounts payable	915	836
Accrued expenses	601	396
Current portion of contingent consideration	329	236
Current portion of operating lease liabilities	223	-
Total current liabilities	3,292	2,654
Secured note payable, net of current portion	730	843
Contingent consideration, net of current portion	163	263
Operating lease liabilities, net of current portion	1,023	-
TOTAL LIABILITIES	5,208	3,760

COMMITMENTS AND CONTINGENCIES (Note 16)

STOCKHOLDERS’ EQUITY

Preferred stock, $.001 par value; 5,000,000 shares authorized at June 30, 2019 and December 31, 2018; no shares issued and outstanding at June 30, 2019 and December 31, 2018.	-	-
Common stock, $.001 par value; 40,000,000 and 10,000,000 shares authorized at June 30, 2019 and December 31, 2018, respectively; 7,672,816 and 7,179,514 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively.	8	7
Additional paid-in capital	130,169	127,873
Accumulated other comprehensive income	70	71
Accumulated deficit	(126,444)	(124,153)
Subtotal	3,803	3,798
Noncontrolling interest	3,003	3,000
TOTAL STOCKHOLDERS’ EQUITY	6,806	6,798
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,014	$10,558

NEPHROS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net revenues:
Product revenues	$2,284	$1,216	$4,013	$2,174
Royalty and other revenues	25	150	65	177
Total net revenues	2,309	1,366	4,078	2,351
Cost of goods sold	942	536	1,713	1,054
Gross margin	1,367	830	2,365	1,297
Operating expenses:
Research and development	793	352	1,549	641
Depreciation and amortization	48	40	98	81
Selling, general and administrative	1,403	1,091	2,906	2,351
Change in fair value of contingent consideration	(9)	-	(19)	-
Total operating expenses	2,235	1,483	4,534	3,073
Loss from operations	(868)	(653)	(2,169)	(1,776)
Other income (expense):
Loss on extinguishment of debt	-	-	-	(199)
Interest expense	(46)	(28)	(92)	(114)
Interest income	-	1	-	2
Other expense, net	(28)	(2)	(30)	(24)
Net loss	(942)	(682)	(2,291)	(2,111)
Less: Undeclared deemed dividend attributable to noncontrolling interest	(61)	-	(120)	-
Net loss attributable to Nephros, Inc. shareholders	$(1,003)	$(682)	$(2,411)	$(2,111)

Net loss per common share, basic and diluted	$(0.14)	$(0.10)	$(0.33)	$(0.32)
Weighted average common shares outstanding, basic and diluted	7,387,930	7,028,410	7,259,491	6,647,856

Comprehensive loss:
Net loss	$(942)	$(682)	$(2,291)	$(2,111)
Other comprehensive (loss) income, foreign currency translation adjustments, net of tax	2	(6)	(1)	(3)
Comprehensive loss	(940)	(688)	(2,292)	(2,114)
Comprehensive loss attributable to noncontrolling interest	(61)	-	(120)	-
Comprehensive loss attributable to Nephros, Inc. shareholders	$(1,001)	$(688)	$(2,412)	$(2,114)